Exhibit 23.1

12361 Lewis St Ste 202 Garden Grove, CA 92840 Phone (714)-820-3316 Fax (714)-333-4992

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-278407) of Xinxu Copper Industry Technology Limited of our report dated November 17, 2025, with respect to the consolidated balance sheets of Xinxu Copper Industry Technology Limited, and its subsidiaries as of June 30, 2025 and 2024, and the related consolidated statements of operation and comprehensive income, changes in shareholders’ equity and cash flows for the fiscal years ended June 30, 2025, 2024 and 2023, and the related notes thereto. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Garden Grove, California

November 26, 2025